Exhibit 5.1

July 29, 2025

Celestica Inc.

5140 Yonge Street, Suite 1900

Toronto, Ontario

Canada M2N 6L7

Re:	Registration of Deferred Compensation Obligations

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Celestica Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), registering (i) up to US $15,000,000 in deferred compensation obligations that may become payable from time to time under the Celestica LLC Supplemental Executive Retirement Plan by the Company and (ii) up to US $10,000,000 in deferred compensation obligations that may become payable from time to time under the Celestica LLC 2025 Executive Compensation Deferral Plan by the Company (together, the “Plans”, and such obligations, collectively, the “Obligations”).

For purposes of this opinion we have examined the Registration Statement, the Plans and originals or copies certified or otherwise identified to our satisfaction of: (i) a certificate of an officer of the Company relating to certain factual matters and corporate records (the “Officer’s Certificate”); (ii) the Company’s constating documents; and (iii) certified extracts of certain resolutions of the board of directors of the Company approving the Plans and the Registration Statement (collectively, the “Corporate Documents”). We have also considered such other documents and questions of law as we have deemed necessary for the purpose of providing our opinion expressed herein.

In our examination and in providing our opinion expressed herein, we have assumed: (a) the legal capacity of all individuals; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted as originals and the conformity to authentic originals of all copies; and (d) the completeness and accuracy of all factual matters set forth in the Officer’s Certificate and other documents reviewed.

Our opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case in effect on the date hereof.

Based upon and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, if and when the Obligations become payable by the Company, the Obligations will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion is subject to: (i) the effect of bankruptcy, insolvency, winding-up, reorganization or other similar laws affecting creditors’ rights generally, and (ii) the availability of equitable remedies being subject to the discretion of the courts. We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion, nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

This opinion has been prepared for use by the Company in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement or the Obligations.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” therein. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours truly,

Stikeman Elliott LLP